Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bob Kampstra 262-636-2919  r.r.kampstra@na.modine.com

Modine Reports Profitable First Quarter Fiscal 2011;
Raises Full Year Guidance

RACINE, WI, July 29, 2010 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter of fiscal 2011 as follows:

First Quarter	2011	2010	Change
($ in millions except per share data)
Net Sales	$345.2	$253.6	$91.6
Gross Profit	$56.0	$35.9	$20.1
% of Sales	16.2%	14.1%	210	bp
Selling, General & Administrative (SG&A) Expenses	$41.8	$38.5	$3.3
% of Sales	12.1%	15.2%	(310	bp)
Income (Loss) from Operations	$14.1	$(4.9)	$19.0
Earnings (Loss) from Continuing Operations	$3.1	$(5.6)	$8.7
Diluted Earnings (Loss) Per Share from Continuing Operations	$0.07	$(0.18)	$0.25
Adjusted EBITDA	$32.0	$16.8	$15.2

Free Cash Flow	$(31.1)	$(18.3)	$(12.8)

“Our company’s strong first quarter fiscal 2011 performance reflects the significant progress we have made over the previous year,” said Modine President and Chief Executive Officer Thomas A. Burke. “With the higher sales, we are clearly seeing the benefits of an increase in operating leverage, which drove our improved gross margin and contributed to net earnings during the quarter.  Sales improved dramatically as a number of our markets, notably the off-highway and commercial vehicle markets in North and South America and the premium automotive market in Europe, continued to strengthen.  Based on the strong first quarter results and improved visibility with respect to our customers’ production plans, we are raising our fiscal 2011 sales guidance to a year-over-year increase of approximately 16 to 20 percent.

“The trends we see provide us further confidence that we are on track to attain our mid-term goal of an 11 to 12 percent return on average capital employed by the end of fiscal 2013,” Burke continued.  “When I look beyond 2013, we remain very excited about the growth drivers in the business, which include the need for reduced emissions, greater fuel efficiency and higher building energy efficiency standards.  We believe we are well positioned to capitalize on these drivers with our advantaged product portfolio and next-generation thermal management technologies to support our customers around the globe.”

First Quarter Earnings Highlights
•
Sales increased 36 percent year over year and six percent compared to the fourth quarter of fiscal 2010,  driven primarily by a recovery within the agricultural and mining markets in North and South America and the North American Class 8 commercial vehicle market, as well as higher exports from our premium automotive customers in Europe;

•
Gross margin of 16.2 percent improved 210 basis points year over year and was up 260 basis points sequentially, reflecting the operating leverage generated through the company’s reduced fixed cost structure as sales volumes improved;

First Quarter Fiscal 2011 Results – Page 2

•
As anticipated, due to reinvestment in the business, higher pension costs and increased employee compensation, selling, general and administrative expenses rose to $41.8 million versus $38.5 million one year ago, yet declined to 12.1 percent of sales compared to 15.2 percent of sales one year ago as sales volumes grew more quickly than SG&A costs;

•
The company recorded income from operations of $14.1 million in the first quarter of fiscal 2011, compared to a loss from operations of $4.9 million reported one year ago, as a result of the higher sales volume and improved operating leverage;

•	The company recorded other expense of $3.6 million, compared with other income of $5.7 million one year ago, largely due to $9.0 million of net currency translation effects on inter-company loans;
•
The company recorded $3.3 million of income tax expense in certain foreign jurisdictions where the company has reported profits, resulting in an effective tax rate of 51 percent; the company currently is not recording any taxes in Germany, Austria, the United States, China and India as it continues to record a full tax valuation allowance in these jurisdictions;

•
Income from continuing operations of $3.1 million, or $0.07 per diluted share, represented an $8.7 million improvement over the loss of $5.6 million, or $0.18 per share, recorded in the prior year; and

•	Adjusted EBITDA was $32.0 million during the first quarter of fiscal 2011, an increase of $15.2 million compared to one year ago and up $10.6 million compared to the fourth quarter of fiscal 2010.

First Quarter Segment Results
Original Equipment - North America segment sales increased 42 percent to $130.0 million, from $91.5 million reported one year ago. The increase was driven primarily by the continued recovery within the agricultural, mining and Class 8 commercial vehicle markets. This segment’s gross margin declined 70 basis points to 12.5 percent largely due to higher year-over-year commodity costs, which more than offset improved operating leverage on higher sales volume.

South America segment sales rose 63 percent to $36.8 million, compared to $22.6 million one year ago.  Excluding the impact of foreign currency exchange rate changes, sales in this segment increased 41 percent.  The improved sales reflect an overall strengthening in the Brazilian economy, specifically within the commercial vehicle and off-highway markets.  This segment’s gross margin declined 110 basis points to 20.1 percent largely due to higher year-over-year commodity costs, which more than offset improved operating leverage on higher sales volume.

Original Equipment – Europe segment sales were up 26 percent to $132.2 million, compared to $105.3 million one year ago.  Excluding the impact of foreign currency exchange rate changes, sales in this segment increased 35 percent.  The improved sales reflect an overall strengthening and higher demand for exports within the premium automotive market.  With the higher sales and improved operating leverage, this segment reported a 270 basis point improvement in gross margin to 15.5 percent.

Original Equipment – Asia segment sales increased 91 percent to $12.0 million, while gross margin improved to 9.2 percent compared to a negative gross margin of 4.8 percent one year ago. This performance reflects the continued ramp-up of business within this segment, primarily driven by increased program launch activity within the off-highway markets.

Commercial Products segment sales increased 16 percent to $39.8 million, an increase of $5.4 million from one year ago.  Although the heating and cooling markets have not shown any significant recovery in the past year, new product launches within this segment have contributed to the sales increase.  This segment’s gross margin of 25.9 percent reflects a 200 basis point improvement versus one year ago, driven largely by the improved sales within this business.

“I am very pleased with our company’s significantly improved operating results across all segments as we move toward more consistent profitability,” said Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer.  “During the first quarter of fiscal 2011, we recorded the company’s highest gross margin since the first quarter of fiscal 2009 and generated net earnings for the period. During the quarter, we reported a free cash outflow of $31.1 million, compared to a cash outflow of $18.3 million in the first quarter of last year.  This higher outflow reflects our investment in working capital as sales volume increases, along with $10.5 million that the company elected to contribute to its U.S. pension plan.  As a result of the working capital build and pension funding, our net debt balance at June 30, 2010 increased to $123.7 million, compared to $95.5 million at March 31, 2010.  In view of our $146 million in available borrowing capacity, coupled with $34 million in cash on hand, we believe we have ample liquidity to support the growth of our business as we move through fiscal 2011.

First Quarter Fiscal 2011 Results – Page 3

“We anticipate completing the refinancing of our U.S. revolving credit facility during the second quarter,” Lucareli continued.  “We are also considering the simultaneous repayment and replacement of our senior notes.  It is our expectation that any new debt agreements would reduce the complexity of our loan structure, increase our flexibility in managing the business and result in a substantial reduction in our interest expense.  If we do repay and replace the senior notes, we expect to incur a make-whole payment of approximately $14 to $18 million.  We believe that any such make-whole payment would have a favorable payback based on future interest savings.”

Outlook
Based on current market trends, the recent strengthening in the company’s sales volume and improved operating leverage, Modine is increasing its fiscal 2011 outlook. Specifically, the company is updating its expectations for fiscal 2011 as follows:

•	A 16 to 20 percent increase in sales year over year, based on the following assumptions:
o	Consistent with recent trends, the company anticipates continued recovery in the commercial vehicle and off-highway markets in North America and the premium automotive market in Europe;
o	The company’s quarterly sales trends for the remainder of the year will be slightly impacted by typical seasonality associated with summer and winter shutdowns at its vehicular customers; and
o	The wind-down of certain automotive, passenger thermal management and commercial vehicle business within the Original Equipment – North America segment;
•	Gross margin improvement resulting from an expected contribution margin of approximately 25 percent on the higher year-over-year sales;
•
An approximate $15 to $20 million increase in SG&A expenses year over year due to reinvestment in the business to capitalize on long-term growth drivers, higher pension expense and increased employee total compensation and engineering and development expense as sales volumes increase;

•	The expectation that commodity prices and currency rates will remain relatively stable for the balance of the fiscal year;
•	Interest expense of approximately $30 to $35 million, which includes an estimated $14 to $18 million make-whole payment if the company’s senior notes are repaid and replaced;
•	Expected income tax expense of approximately $10 to $14 million;
•	Adjusted EBITDA in a range of $105 to $115 million, which assumes the addback of approximately $10 million of restructuring costs and foreign currency exchange rate changes on inter-company loans;
•	Capital expenditures in a range of $60 to $70 million; and
•	The anticipation of positive free cash flow for the remaining three quarters of the fiscal year.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, July 29, 2010 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss its fiscal 2011 first quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866-578-5788 passcode: 79101548.  The international call-in number is 617-213-8057; passcode: 79101548.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through August 5, 2010, at 888-286-8010; passcode: 20612260 or, for international callers, at 617-801-6888; passcode: 20612260.  A transcript of the call will be filed with the U.S. Securities Exchange Commission, as well as posted to the company’s website, on or about July 30, 2010.

First Quarter Fiscal 2011 Results – Page 4

About Modine
Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 30 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2010 and under Forward-Looking Statements in Item 7 of Part II of that same annual report. Other risks and uncertainties include, but are not limited to, the following: the impact the current global economic uncertainty is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; changes in sales mix to products with lower margins; Modine’s continued ability to successfully execute its four-point plan; work stoppages or interference at Modine or its major customers; the nature of the vehicular industry and the dependence of this industry on the health of the economy; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures
Adjusted EBITDA, Net Debt, Free Cash Flow, Return on Average Capital Employed (which are defined below) and sales growth excluding the impact of foreign currency exchange rate changes as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance and for estimating the company’s earnings growth prospects. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The company’s earnings (loss) from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $34.0 million of cash restructuring and repositioning charges, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free Cash Flow
The sum of net cash provided by (used for) operating and investing activities. This is a liquidity measure of the cash available for permitted distributions.

First Quarter Fiscal 2011 Results – Page 5

Definition – Return on average capital employed (ROACE)
Net earnings (loss), adding back after-tax interest expense and adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges; divided by the average net debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

-- Financial tables follow –

First Quarter Fiscal 2011 Results – Page 6

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In thousands, except per share amounts)

	Three months ended June 30,
	2010	2009
Net sales	$345,169	$253,632
Cost of sales	289,194	217,767
Gross profit	55,975	35,865
Selling, general and administrative expenses	41,768	38,547
Restructuring expense	81	1,196
Impairment of long-lived assets	-	994
Income (loss) from operations	14,126	(4,872)
Interest expense	4,108	5,459
Other expense (income) - net	3,598	(5,705)
Earnings (loss) from continuing operations before income taxes	6,420	(4,626)
Provision for income taxes	3,301	1,016
Earnings (loss) from continuing operations	3,119	(5,642)
Loss from discontinued operations (net of income taxes)	(32)	(8,861)
Loss on sale of discontinued operations (net of income taxes)	(6)	-
Net earnings (loss)	$3,081	$(14,503)

Earnings (loss) from continuing operations per common share:
Basic	$0.07	$(0.18)
Diluted	$0.07	$(0.18)

Net earnings (loss) per common share:
Basic	$0.07	$(0.45)
Diluted	$0.07	$(0.45)

Weighted average shares outstanding:
Basic	46,040	32,063
Diluted	46,487	32,063

Dividends paid per share	$-	$-

Comprehensive (loss) income, which represents net (loss) earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month period ended June 30, 2010 and 2009, were $(18,931) and $14,975, respectively.

Condensed consolidated balance sheets (unaudited)
	(In thousands)
	June 30, 2010	March 31, 2010
Assets
Cash and cash equivalents	$34,297	$43,657
Short term investments	908	1,239
Trade receivables - net	184,219	167,745
Inventories	101,563	99,559
Other current assets	48,870	43,242
Total current assets	369,857	355,442
Property, plant and equipment - net	388,426	418,616
Other noncurrent assets	61,955	66,194
Total assets	$820,238	$840,252

Liabilities and shareholders' equity
Debt due within one year	$4,610	$3,245
Accounts payable	136,707	142,209
Other current liabilities	124,180	125,946
Total current liabilities	265,497	271,400
Long-term debt	153,388	135,952
Deferred income taxes	10,972	10,830
Other noncurrent liabilities	84,360	97,984
Total liabilities	514,217	516,166
Shareholders' equity	306,021	324,086
Total liabilities & shareholders' equity	$820,238	$840,252

First Quarter Fiscal 2011 Results – Page 7

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

	(In thousands)
Three months ended June 30,	2010	2009

Cash flows from operating activities:
Net earnings (loss)	$3,081	$(14,503)
Adjustments to reconcile net earnings (loss) with net cash provided by operating activities:
Depreciation and amortization	14,578	16,349
Impairments of long-lived assets	-	8,640
Other - net	6,415	(1,623)
Net changes in operating assets and liabilities	(50,720)	(879)
Net cash (used for) provided by operating activities	(26,646)	7,984

Cash flows from investing activities:
Expenditures for property, plant and equipment	(8,950)	(26,711)
Proceeds from dispositions of assets	3,757	2,498
Settlement of derivative contracts	(115)	(3,749)
Other- net	822	1,635
Net cash used for investing activities	(4,486)	(26,327)

Cash flows from financing activities:
Net increase (decrease) in debt	19,555	(189)
Other - net	(426)	(2,126)
Net cash provided by (used for) financing activities	19,129	(2,315)

Effect of exchange rate changes on cash	2,643	2,135
Change in cash balances held for sale	-	(1,268)

Net decrease in cash and cash equivalents	(9,360)	(19,791)

Cash and cash equivalents at beginning of period	43,657	43,536

Cash and cash equivalents at end of period	$34,297	$23,745

Condensed segment operating results (unaudited)
	(In thousands)

	Three months ended June 30,
	2010	2009
Sales:
Original Equipment - Asia	$12,032	$6,294
Original Equipment - Europe	132,174	105,268
Original Equipment - North America	129,957	91,518
South America	36,843	22,641
Commercial Products	39,804	34,364
Segment sales	350,810	260,085
Corporate and administrative	409	846
Eliminations	(6,050)	(7,299)
Total net sales	$345,169	$253,632

Operating income/(loss):
Original Equipment - Asia	$(406)	$(1,604)
Original Equipment - Europe	9,917	2,206
Original Equipment - North America	6,940	2,746
South America	3,811	1,193
Commercial Products	3,563	2,425
Segment income from operations	23,825	6,966
Corporate and administrative	(9,710)	(11,930)
Eliminations	11	92
Income (loss) from operations	$14,126	$(4,872)

First Quarter Fiscal 2011 Results – Page 8

Modine Manufacturing Company
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)

	(In thousands)

	Three months ended June 30,
	2010	2009
Earnings (loss) from continuing operations	$3,119	$(5,642)
Interest expense	4,108	5,459
Provision for income taxes	3,301	1,016
Depreciation and amortization (a)	14,578	15,755
EBITDA from continuing operations	25,106	$16,588

Restructuring and repositioning charges	1,714	2,263
Non-cash charges (b)	5,187	(2,036)
Adjusted EBITDA	$32,007	$16,815

(a)	Depreciation and amortization expense represents total depreciation and amortization from continuing operations less accelerated depreciation which is included in non-cash charges.
(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net Debt (unaudited)
	(In thousands)

	June 30, 2010	March 31, 2010
Debt due within one year	$4,610	$3,245
Long-term debt	153,388	135,952
Total debt	157,998	139,197

Less: cash and cash equivalents	34,297	43,657
Net debt	$123,701	$95,540

Free cash flow (unaudited)
	(In thousands)

	Three months ended June 30,
	2010	2009
Net cash (used for) provided by operating activities	$(26,646)	$7,984
Net cash used for investing activities	(4,486)	(26,327)
Free cash flow	$(31,132)	$(18,343)